Exhibit 3.11

State of Wisconsin
Department of Financial Institutions
ARTICLES OF ORGANIZATION — LIMITED LIABILITY COMPANY

Article 1.	Name of the limited liability company:
Child Day Care and Learning Services, LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the registered agent:
Andrew R. Schiesl

Article 4.	Street address of the registered office:
N63 W23075 State Hwy 74
Sussex, WI 53089

Article 5.	Management of the limited liability company shall be vested in:
its members